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Exhibit 99.4

[ACT LETTERHEAD]

For immediate release	NEWS
September 21, 2004	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES COMPLETION
OF PRIVATE PLACEMENT

        DENVER, CO—ACT Teleconferencing, Inc. (Nasdaq NMS: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced it has completed subsequent closings of sales of additional shares of its common stock and warrants in the private placement originally announced on September 3, 2004. In the subsequent closing, the company sold an additional 686,363 shares of common stock, together with 137,272 warrants to purchase common stock for additional gross proceeds of $755,000. Total gross proceeds of the private placement were $1,704,000.

        The shares of common stock were priced at $1.10 each, and the warrants are exercisable until September 3, 2009 at an exercise price of $1.50 per share. The net proceeds from the private placement will be used for working capital and to finance ACT's business plan.

        The securities sold in this offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. ACT has agreed to register the resale of the shares of common stock issued to the investors in this private placement, as well as the shares issuable upon exercise of the warrants.

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-205-7271; e-mail: lkaiser@corp.acttel.com

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ACT TELECONFERENCING ANNOUNCES COMPLETION OF PRIVATE PLACEMENT